Exhibit 10.22

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

Confidential

PATENT ASSIGNMENT and KNOW-HOW DISCLOSURE AGREEMENT

This Patent Assignment Agreement (this “Agreement”) made and entered into this 28 day of February, 2023 (the “Effective Date”) by and between:

Resonac Corporation, a corporation duly organized and existing under the laws of Japan, having its office at 9-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-6606, Japan (“REC”), Registered under identification Number_0111-01-018084_and

Gauzy Ltd., a corporation duly organized and existing under the laws of Israel, having its office at 14 HaThiya Street, Tel Aviv-Yafo, Israel, 6816914 (“Gauzy”) Registered under identification Number 514335967,

WITNESSETH:

WHEREAS, REC owns the entire right, title and interest in and to the patents listed on Exhibit A attached hereto (“Patents”); and,

WHEREAS, REC owns the entire right, title and interest in and to the technical or business information with respect to the Products (“Technology Information”); and,

WHEREAS, Gauzy is desirous of acquiring such REC’s Patents and being disclosed Technology Information,

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	DEFINITIONS

In this Agreement, the following terms shall have the meanings set forth below:

1.1	“Patent(s)” shall mean the patent(s) listed on Exhibit A attached hereto.

1.2	“Products” shall mean REC’s SPD (Suspended Particle Device) film which has been developed, manufactured or sold by REC.

1.3	“Intermediates” shall mean matrix resin, suspending polymer, emulsifier, light control particles, light control emulsion, and ITO/PET substrate with primer which is used for SPD film developed, manufactured or sold by REC.

1.4	“Affiliate” shall mean any entity, whether such entity now exists or is hereafter created or acquired, that directly or indirectly, controls, is controlled by, or is under common control with a party hereto, but only for so long as such control exists. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with” and similar terms), as used with respect to any entity, shall mean the possession, directly or indirectly, of the power to direct and/or cause the direction of the management and policies of such entity, whether through the ownership more than fifty percent (50%) of the share, by contract or otherwise.

1.5	“Claim(s)” means any claims, counterclaims, demands, debts, dues, liabilities, actions or causes of action of any nature or character, against a third party in connection with infringement of the Patents arising in any jurisdiction in the world or available under any state, local, provincial, federal or international law, or the law of any country (or any other act, action, administrative rule or procedure, legislation or regulation of any kind or description, whether civil, criminal or administrative), regardless of whether existing in the past, present or future (or whether accrued, actual, contingent, latent or otherwise), made or brought for the purpose of recovering any Damages or for the purpose of obtaining any injunctive relief, equitable relief or any other relief of any kind, including any and all of the foregoing that were alleged or could have been alleged in the lawsuit and any and all that were raised or could have been raised in the invalidation proceedings.

1.6	“Contractor” means, in respect of REC and its Affiliates, a past, present or future direct or indirect distributor, supplier, dealer, reseller, sales agent, sales representative, service provider, vendor, retailer, contractor, subcontractors, or manufacturer of Products solely when and to the extent that Contractor is or was acting in this capacity for or on behalf of REC and/or its Affiliates in connection with the Products.

1.7	“Customer” shall mean any entity who, directly or indirectly, purchases or utilizes the Products either sold, transferred, exchanged or otherwise consigned for sale by REC, its Affiliates or its Contractors.

1.8	“Damages” means damages of any kind or nature, past, present, or future, against a third party in connection with infringement of the Patents arising in any jurisdiction in the world or available under any state, local, provincial, federal or international law, or the law of any country (or any other act, action, administrative rule or procedure, legislation or regulation of any kind or description), including any actual, general, specific, direct, indirect, commercial, economic, consequential, incidental, special, punitive, exemplary, or treble damages, which can be obtained directly, indirectly or by way of contribution or indemnity, under any theory of liability whatsoever, including but not limited to, any liability which is contributory, strict, contractual or tortious in character, whether at law or in equity.

1.9	“Know-How Book” shall mean a written document which is prepared by REC within the scope that REC would consider necessary for Gauzy to manufacture the Products, including by using Intermediates. The contents of Know-How Book shall contain the information set forth in Exhibit B.

1.10	“Specifications” shall mean REC’s internal specifications which are solely used for the Products such as: production specifications, product specifications, inspection specifications, shipping and packaging specifications. Notwithstanding the foregoing, (i) any specifications between REC and Customer, including, but not limited to delivery specifications or purchase specifications, and (ii) any specification which is used for other business than the Products, shall be expressly excluded from the “Specifications”.

1.11	“Technology Information” shall have the meaning set out in the recitals, and, for the avoidance of doubt, shall include the Specifications and Know-How Book.

2.	ASSIGNMENT OF PANTENTS

2.1	REC hereby perpetually and irrevocably sells, conveys, transfers and assigns to Gauzy on the date of the receipt of the Consideration, all rights, title, interest and the exclusive benefit in and to the Patents, including, but not limited to, the right to sue for injunctive relief and Damages for infringement of any of the Patents.

2.2	Subject to REC’s representations and compliance with its undertakings set forth herein, Gauzy shall covenant not to assert any infringement of the Patent or otherwise seek any Claim or Damages with respect to the Patent against:

(a)	REC or REC Affiliates or REC Contractors making, having made, selling, offering to sell, using, importing or exporting Products (the “Covenant”).

2.3	Gauzy, for itself and its respective successors and assigns, hereby settles, releases, and discharges any and all Claims that may be brought in any court or proceeding against REC, REC Affiliates, Contractors, and/or Customers (the “Release”). Notwithstanding the foregoing, REC shall be liable for Claims and/or Damages accrued due to any and all Products that were sold to Customers by REC, REC Affiliates and/or Contractors, including the use, sale or promotion of the agreed quantities of Products mentioned in Section 8.1 herein.

2.4	From the Effective Date, Gauzy shall be solely responsible for all actions and all costs whatsoever, including but not limited to maintenance fees, taxes, attorneys’ fees and patent office fees in any jurisdiction, associated with the perfection of Gauzy’s right, title, and interest in and to each Patent and recordation thereof.

2.5	REC has changed its company name from Showa Denko Materials Co., Ltd. (“SDMC”) to Resonac Corporation as of January 1st, 2023.

2.6	REC is representing that for all intents and purposes of this agreement, REC shall mean SDMC regarding any right or responsibility it holds under the name of SDMC.

2.7	All of the actions and/or procedures and/or costs associated and/or stemming from and/or required due to the name change from SDMC (or SDMC’s previous company name) to REC and needed to implement REC’s duties under this agreement, shall be diligently, timely, and effectively done by REC at REC’s own cost and expense. This includes the name change of Patent from SDMC (or SDMC’s previous company name) to REC in any country and jurisdiction, that shall be prepared and executed by REC or REC’s appointee, expert or attorney, at REC’s cost and expense, and shall be provided to Gauzy as soon as reasonably possible while keeping Gauzy informed and updated of the actions taken and documents submitted.

2.8	All of the actions and/or procedures and/or costs associated and/or stemming from and/or required due to the assignment and the name change of Patent from REC to Gauzy in any country and jurisdiction shall be prepared by Gauzy or Gauzy’s appointee, expert or attorney, at Gauzy’s cost and expense, and shall be provided to REC. REC agrees, at Gauzy’s request and expense, to cooperate with Gauzy to execute and sign documents to record the assignment and the name change of the Patent from REC to Gauzy in any applicable country and jurisdictions within the scope REC would reasonably consider at its own discretion necessary for the purpose of completion of the assignment and the name change of the Patent.

3.	TECHNOLOGY DISCLOSURE

3.1	REC will disclose the Specifications within thirty (30) days after the receipt of the Consideration under Section 4.1; provided, however, in the event that Gauzy provides secure means to share electronic data with a sufficient security level applicable in the industry, such as reliable safety data room, REC will disclose the Specifications by using such means, unless certain mechanical or technical issue occurs that prevents the secure transfer of the Specifications, within four (4) business days after completion of both (i) such means is prepared and (ii) the Consideration is paid.

3.2	REC will provide Gauzy with Know-How Book within thirty (30) days after the receipt of the Consideration under Section 4.1, within the scope REC would reasonably consider at its discretion necessary to manufacture the Products; provided, however, in the event that Gauzy provides secure means to share electronic data with a sufficient security level applicable in the industry, such as reliable safety data room, REC will provide the Know- How Book by using such means, unless certain mechanical or technical issue occurs that prevents the secure transfer of the Specifications, within four (4) business days after completion of both (i) such means is prepared and (ii) the Consideration is paid.

3.3	The Know-How Book will include a true and correct list of all suppliers, within the scope both REC (1) is entitled to disclose at its sole discretion, and (2) considers in good faith essential to manufacture and sell the Products, from which REC has purchased or otherwise received supplies, ingredients, equipment, materials or components used in the development or production of Products.

3.4	Gauzy acknowledges and agrees that Technology Information, including, but not limited to any information set forth in Specifications and Know-How Book, may contain REC’s know-how and/or trade secret which does not solely relate to Products and therefore any titles, ownership and copyrights of the Technology Information shall NOT be deemed to assign from REC to Gauzy by this Agreement. Further, Gauzy agrees that it shall not disclose or divulge any contents of the Technology Information to any third party other than its or its Affiliate company’s employees and/or professional advisors or authorized contractors, on a need-to-know basis and subject to Confidentiality. Notwithstanding any other provision in or termination of this Agreement, Gauzy agrees that this Section 3.3 shall remain in effect without any time limitation.

3.5	Gauzy agrees that the Technology Information shall be provided in Japanese, and REC is not obligated to translate those to English or any other language. In the event that Gauzy out-sources a translation of the Technology Information, Gauzy shall impose such out- source person/entity on perpetual confidentiality obligation and shall responsible for performance of such obligation.

3.6	No assignment or transfer of any tangible assets such as apparatus, tool, jig and other facilities nor human resources from REC to Gauzy shall be executed.

4.	CONSIDERATION

4.1	In consideration for the Patents assignment set forth in Section 2 and Technology Information disclosure set forth in Section 3 hereof, Gauzy shall pay REC the sum of [***] (the “Consideration”) by electronic transfer to the following account no later than thirty (30) days after the Effective Date. For the avoidance of doubt, the parties acknowledge and agree that VAT (Value Added Tax), including Israel or Japanese consumption tax is not applied to the Consideration. The money paid by Gauzy hereunder shall not be creditable nor refundable in whole or in part under any other circumstance.

4.2	Gauzy has confirmed its tax consultant, and warrants and represents that, the withholding tax deduction or exemption is not necessary for the assignment transaction of this Agreement under the Israel law. Therefore, Gauzy agrees that REC shall not be obligated to bear or pay any payment (including but not limited to the withholding tax) even if such payment occurs after the transaction of this Agreement. Gauzy shall be solely liable for such payment.

4.3	Any payment under this Agreement that is overdue shall bear interest monthly from the date due at a rate of ten (10) percent per year or at such lower rate legally recognized in the jurisdiction of the respondent. For the purpose of this Section 4.3, any fraction of a month will be counted as one full month.

4.4	REC confirms that payment by Gauzy of the consideration stated in Section 4.1 constitutes the full and sufficient legal consideration for the promises and covenants set forth in this Agreement.

5.	TECHNOLOGY COOPERATION

5.1	REC accepts a plant tour of Gauzy’s engineer at REC’s plant, if circumstance (including but not limited to COVID-19) permits, provided, however, that photography and video is strictly prohibited. Schedule, the numbers of people of such plant tour shall be agreed by REC in advance. REC may determine at its discretion scope and contents of the plant tour.

5.2	REC further agrees, at Gauzy’s expense, to communicate with Gauzy’s engineer for technical Q&A via web meeting (up to 2hr/each) up to three (3) times a month within the scope REC would reasonably consider at its sole discretion necessary for this transaction, upon the request from Gauzy, until nine (9) months after the Know-How Book and Specifications are received(“Technical Q&A”); provided, however, that in no event Technical Q&A will be provided after the end of December, 2023.

5.3	Notwithstanding the foregoing, REC shall not be responsible to provide Gauzy with any technical training, such as sending its employee to Gauzy’s site for the in-person training, performing on-line training or other training nor accepting Gauzy’s employee at REC’s site for any training; provided, however, that REC may accept a visit of Gauzy’s engineer at REC’s site within the scope and limitation that REC considers it would be necessary for the Technical Q&A. Schedule, the numbers of people of such visit shall be agreed by REC in advance. REC may determine, at its sole discretion, scope and contents of such Technical Q&A in REC’s site.

5.4	For the avoidance of doubt, REC shall not be responsible to improve the Products.

6.	REPRESENTATION AND WARRANTIES, INDEMNITIES AND DAMAGES

6.1	REC represents and warrants to Gauzy as follows:

(a)	REC has the entire right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(b)	REC is the exclusive owner of all right, title and interest in the Patents as well as the intellectual property rights in the Specifications and Know-How Book;

(c)	the Patents listed in Exhibit A is a disclosure of all patents that REC considers, at its sole discretion, necessary for REC’s Products which have been sold to Customer;

(d)	the Patents owned by REC as of the execution of this Agreement but not listed in Exhibit A (that is, patents not assigned to Gauzy), including, but not limited to a patent jointly owned by REC and a third party, are listed in Exhibit D as “Excluded Patents”, and such Excluded Patents shall not prevent Gauzy from manufacturing or selling the Products.

(e)	the Patents and the contents of the Specifications and Know-How Book are free of any liens, security interests, encumbrances or licenses;

(f)	there are no claims, pending or threatened, with respect to REC’s rights in the Patents or the Technology Information, including Claims for infringement of third party rights;

(g)	REC is not subject to any agreement, judgment or order inconsistent with the terms of this Agreement; and

(h)	As mentioned in section 2.5. REC has changed its company name from Showa Denko Materials Co., Ltd. to Resonac Corporation as of January 1st, 2023, but such name change will not affect a validity of a transaction under this Agreement.

7.	NO WARRANTY

7.1	NOTHING IN THE AGREEMENT SHALL BE CONSTRUED OR IMPLIED AS A REPRESENTATION OR WARRANTY BY REC THAT THE MANUFACTURE, EXERCISE, USE, LAUNCH OR SALE OF ANY PRODUCTS USING THE PATENTS, KNOW-HOW BOOK AND/OR SPECIFICATIONS WILL BE SUCCESSFULLY COMPLETED. FURTHER, NOTHING IN THE AGREEMENT SHALL BE CONSTRUED OR IMPLIED AS A REPRESENTATION OR WARRANTY BY REC THAT THE MANUFACTURE, EXERCISE, USE, LAUNCH OR SALE OF ANY PRODUCTS USING THE PATENTS, KNOW-HOW BOOK AND/OR SPECIFICATIONS DOES NOT INFRINGE ANY PATENT OR RIGHTS OF A THIRD PARTY.

7.2	THE PATENT, SPECIFICATIONS AND KNOW-HOW BOOK ARE PROVIDED “AS IS AND WITH ALL FAULTS”. REC DOES NOT REPRESENT AND WARRANT THE FUTURE VALIDITY OF THE PATENT, SPECIFICATIONS AND KNOW-HOW BOOK FROM THE EXECUTION DATE OF THE AGREEMENT.

8.	LICENSE

8.1	Upon request from REC in the future, Gauzy shall discuss in good faith with REC regarding a license to REC or REC’s Affiliate under the assigned Patent so long as the right under the Patent exists. Notwithstanding the foregoing, Gauzy shall give a non- exclusive, non-transferable, irrevocable, royalty-free, worldwide license under the Patents to REC, it’s Affiliates and Contractor to manufacture and sell the Products: (a) [***] sq meters of products under outstanding last buy orders placed by REC customers before September 30, 2022 and (b) [***] sq meters of Products which will be manufactured, produced and supplied by REC for Gauzy in accordance with the delivery dates as other relevant details as agreed between the Parties and specified in Exhibit C, and until such Products will be supplied by REC to the Customers and Gauzy, but no later than December 31, 2023. REC hereby acknowledges and agrees that this license by Gauzy to REC is terminated on December 31, 2023 and therefore in the event that REC, its Affiliates or Contractor manufactures or sells the Products and Intermediate on or after January 1st, 2024 without Gauzy’s prior permission, such sale will constitute an infringement of the assigned Patent.

8.2	REC shall give an exclusive, non-transferable, irrevocable, worldwide, fully paid-up royalty-free license to Gauzy to use the Specifications and Know-How Book, including any related information included thereto, to develop, manufacture, use, offer for sale and sell SPD film products.

9.	CONFIDENTIALITY

The parties may disclose only the mere existence of this Agreement, except that the terms of this Agreement and other related documents shall remain confidential to REC and Gauzy. Otherwise, neither Party may disclose the terms and conditions of this Agreement, except (i) as required pursuant to a court order or otherwise required by law; (ii) on a confidential basis to legal, accounting or financial advisors, or as part of a due diligence for a corporate transaction, solely to the extent that they have a need for access; (iii) either Party’s Affiliate, or (iv) upon the express written consent of the other Party. Notwithstanding any other provision in or termination of this Agreement, REC and Gauzy agree that this Section 9 shall remain in effect for no less than ten (10) years after the Effective Date.

10.	MODIFICATION

No modification or waiver of any of the provisions of this Agreement shall be in force and effect unless in writing and signed by the authorized representatives of the parties hereto.

11.	GOVERNING LAW

This Agreement shall be governed by and construed and interpreted in accordance with the laws of California, USA without regard to any principle of conflicts of law.

12.	ARBITRATION

All disputes arising out of or in connection with this Agreement which shall not be settled amicably within three (3) months, shall be finally settled by arbitration in accordance with the rules of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said rules. Any arbitration award shall be final and enforceable in any court of competent jurisdiction. The place of arbitration shall be in the place of the respondent. The language to be used in the arbitral proceedings shall be English.

13.	ASSIGNABILITY

13.1	This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto, provided, however, that, neither party hereto shall assign this Agreement without the prior written consent of the other party.

13.2	Notwithstanding the above, Gauzy may assign the Patents and any rights, obligations and interests assigned to it by REC under this Agreement and shall have the full right to make any lease, assignment, license or other transfer to any third party, upon its sole discretion, without the prior consent of REC to any purchaser of all or substantially all of its assets, or to any successor corporation resulting from any merger or consolidation of Gauzy with or into such a corporation; provided, however, that such acquirer or successor shall agree in writing to be bound by the terms of this Agreement. For the avoidance of doubt, Gauzy shall be obligated to have such acquirer or successor Covenant and Release if Gauzy assigns all or a part of the Patents.

14.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement between the parties hereto and supersedes all other prior oral or written representations and understandings with respect to the subject matter of this Agreement.

15.	AMENDMENTS

Unless otherwise provided herein, no amendment or other modification of this Agreement shall be valid or binding on either party unless reduced to writing and executed by authorized representatives of the parties.

16.	NO WAIVER

The failure of either party to enforce, assert or insist upon compliance with any right, term or condition of this Agreement shall not constitute a waiver of that right, term or condition, or otherwise excuse any similar subsequent failure to honor any right or perform any such term or condition by the other party. No right, term, or condition of this Agreement may be waived unless waived in a writing executed by the party waiving said right, term or condition.

17.	SEVERABILITY

The parties do not intend by this Agreement to violate any public policy or statutory or common law. However, if any Sections in this Agreement is in violation of any law or is found to be otherwise unenforceable by a court or administrative body of competent jurisdiction from which there is no appeal, or no appeal is taken, such Sections shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the commercial or economic terms of this Agreement. The parties shall negotiate in good faith to substitute for any such invalid or unenforceable provision a valid and enforceable provision that achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid or unenforceable provision.

18.	EXECUTION PROCEDURE

One party makes two originals of this Agreement and its representative shall execute and send them to the other party. The representative of such other party shall execute them and send one original of this Agreement to the first party.

** Signature Page to Follow **

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives as of the Effective Date first above written.

Resonac Corporation		Gauzy Ltd.

Authorized Signature:		Authorized Signature:

/s/ Yoshito ISHII		/s/ Eyal Peso
Date of signature:	February 28, 2023	Date of signature:	2/28/2023
Name:	Yoshito ISHII	Name:	Eyal Peso,
Corporate Officer, Resonac
Holdings Corporation
General Manager, Mobility
Business Headquarters,
Title:	Resonac Coporation	Title:	CEO Gauzy Ltd.